 Exhibit 99.2

 AUTOWEB, INC.

Moderator: Sean Mansouri
May 09, 2019
5:00 p.m. ET

OPERATOR:
Good afternoon, everyone, and thank you for participating in today’s conference call to discuss AutoWeb’s Financial Results for the First Quarter ending March 31, 2019.

Joining us today are AutoWeb’s CEO, Jared Rowe; the company’s CFO, JP Hannan; and the company’s outside Investor Relations advisor, Sean Mansouri, with Gateway Investor Relations. Following their remarks, we’ll open the call for your questions.

I would like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri:
Thank you. Before I introduce Jared, I remind you that during today’s call, including the question-and-answer session, statements that are not historical facts, including any projections, statements regarding future events or future financial performance or statements of intent or belief are forward-looking statements and are covered by the Safe Harbor disclaimers contained in today’s press release and the company’s filings with the SEC. Actual outcomes and results may differ materially from what is expressed in or implied by these forward-looking statements.

Specifically, please refer to the company’s Form 10-Q for the first quarter ended March 31, 2019, which was filed prior to this call as well as other filings made by AutoWeb with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

Please also note that during this call, management will be disclosing non-GAAP loss or income, non-GAAP EPS and adjusted EBITDA

[Technical Difficulty]

Jared Rowe:
All right. Sorry about that, everybody. We seem to have a technical difficulty with our phones, so I do apologize for the inconvenience there.

So I’ll just start from the top so that we can go through the full program. This is Jared Rowe, so I do apologize. But as we mentioned in our last quarterly update, just a little over 2 months ago, we’re now in the next phase of our turnaround. It’s been just over a year since I joined the company, and the rest of our executive team was really fully established during the first quarter of 2019.

Each leader has begun to build out their respective team with very talented personnel, including a new head of strategic accounts, several new technology leaders, a direct marketing leader and a new head of product. All these additions are really necessary to implement the strategy and growth initiatives that we’ve outlined over the last 2 conference calls. We’re really, really excited with the addition to these team members, and we know they’re going to make a difference here in the second half of the year.

Now despite the added personnel, we’re still very keenly focused on restructuring our operating model. We need to become much more leaner. We know we need to be a more profitable organization overall. So last month, we began to transition some of our team members to other offices outside of California to take advantage of the lower cost within, specifically our technology and our operations team.

We also closed our Boston office to further rationalize our physical footprint. We expect this transition of personnel and lower rent costs to further reduce operating expenses by $2.7 million, on an annualized basis, which is net of all the recent new hires.

And I will expand on our progress and strategic initiatives later on the call, but first, I’d like to turn it over to JP to walk through the details of our Q1 results. JP?

JP Hannan:
Thank you, Jared. Good afternoon, everyone. Now jumping right into our results.

Our first quarter revenue came in at $31.6 million compared to $32.3 million in Q4 of 2018 and $32.3 million in Q1 of 2018. Our advertising revenues were $5.9 million compared to $6.5 million in Q4 of 2018 and $8.1 million in Q1 of 2018.

Click revenues were $5.1 million in Q1 ‘19 compared to $5.4 million in the fourth quarter and $6.7 million in Q1 of 2018. Now these declines were primarily due to lower click volume and revenue per click.

Gross profit during the quarter was $5.8 million compared to $5.6 million in Q4 2018 and $7.7 million in the year ago quarter, with gross margin coming in at 18.2% compared to 17.5% in Q4 2018 and 23.8% in Q1 of 2018. So it’s worth noting, this is the first quarter of sequential gross margin expansion since Q4 of 2016.

Total operating expenses for the quarter were $11.2 million compared to $11 million in Q4 of 2018 and $18 million in Q1 of 2018. First quarter of 2018 also included a goodwill impairment charge of $5.1 million and severance cost of $1 million.

So on a GAAP basis, net loss in the first quarter was $5.4 million or $0.41 per share on 12.9 million shares. This compares to a net loss of $5.3 million or $0.41 per share on 12.9 million shares, and a net loss of $10.3 million or $0.81 per share on 12.6 million shares in the year ago quarter. This year-over-year improvement was primarily the result of the aforementioned goodwill impairment charge in Q1 of 2018, but also along with incremental cost savings, driven throughout the year.

For the first quarter, non-GAAP loss, which adds back amortization on acquired intangibles; noncash stock-based compensation; severance costs; litigation settlements; goodwill impairment; long-lived asset impairment; income taxes -- and income taxes was $3.5 million, or a loss of $0.27 per share. And this compares to a non-GAAP loss of $3.1 million or a loss of $0.24 per share in Q4 of 2018. And the non-GAAP loss of $0.9 million or $0.07 per share loss in Q1 of 2018. The year-over-year decline was primarily driven by the aforementioned lower revenue and gross margin, resulted from lower click revenue with pricing as well as higher traffic acquisition costs.

And you may have noticed in our press release today, we have introduced adjusted EBITDA as a new profitability metric. We plan to discontinue reporting of non-GAAP income and EPS, as adjusted EBITDA better aligns with our internal goals and reporting.

Now with that, for the first quarter 2019, adjusted EBITDA was a loss of $3 million compared to a loss of $2.6 million in Q4 2018 and a loss of $300,000 in Q1 of 2018, with the decrease here driven by the aforementioned lower revenue and gross margin.

Cash used by operations in the first quarter was $2.1 million compared to $2.2 million in Q4 2018 and $1.7 million in Q1 of 2018. We continue to expect incremental cash burn in the first half of 2019 as we invest in our people, our products and technology, with the intention to return to growth and profitability for the year.

Now as we previously communicated, we executed on strengthening the balance sheet through non-dilutive measures as we entered into a new $25 million secured revolving credit facility with PNC bank, on terms that we believe are favorable and providing us with additional working capital to execute our strategic plan.

At March 31, 2019, cash and cash equivalents stood at $10.7 million compared to $13.6 million at December 31, 2018. We were debt-free as of March 31, 2019, compared to the $1 million of debt at the end of 2018, and as we paid out our remaining $1 million note in January of this year.

Now moving on to our key operating metrics, which are defined in the footnotes of our press release issued earlier today. Lead traffic was 37.5 million visits during the quarter compared to 32.1 million in Q4 of 2018 and 39.9 million in Q1 of 2018. The sequential increase here was primarily driven by the continued modernization of our traffic acquisition, as some of the strategies we tested last quarter continued delivering promising results.

Lead volume in the first quarter increased to approximately 2.1 million compared to 2 million in the fourth quarter 2018 and 1.8 million in the year ago period. The sequential improvement was largely driven by the increase in lead traffic. However, we believe we can still do a better job with conversion through mobile optimization and continue to tune our SEM approach.

Our retail dealer count was 2,360 compared to 2,596 in the fourth quarter 2018 and 2,744 in the first quarter 2018. As we stated in our last call, we do expect choppiness in our dealer count capacity as we work through implementing new internal sales teams and marketing initiatives to better present our value proposition to the dealers and to the OEMs.

Please note that beginning next quarter, we are going to reclassify approximately 385 dealers. And these represents several strategic retail accounts from our wholesale network that will go into our retail. With our renewed focus on retail sales, we believe it makes far more sense to classify them this way, since they’re an outlier when compared to our other wholesale and reseller relationships.

Further, the account management approach and pricing for these accounts, much more similar to retail than the wholesale. This will impact some of our alternative metrics going forward.

Now moving on. Retail lead capacity was 426,000 lead targets compared to 442,000 in Q4 of 2018 and 487,000 in Q1 of 2018. This decline was primarily the result of lower dealer count. It’s important to note, however, that our lead capacity in dealer count do not necessarily have to increase for us to deliver revenue growth, as evidenced by this quarter. This is because we do not always deliver leads to our full capacity, thus we could still grow revenue by increasing our delivery rate with the individual dealers, despite dealer count capacity retracting. And needless to say, we are still highly focused on returning our dealer count and capacity growth through better sales and marketing and continued product enhancements.

Our estimated buy rates for leads we delivered in the first quarter was 15% compared to 17% in fourth quarter of 2018 and 18% in the year ago quarter. This decline was primarily driven by experimentation on the lead form as we began to reduce the number of dealers displayed, which impacts the number of times the lead can be sold. This is designed to better understand the impact of dealer displayed on 30-day individual dealer buy rates, which is different than our overall buy rate. The test went as expected, and this is not a sign of overall decline in quality. We will continue running experiments to further increase our understanding of these impacts. It’s important for us to align with dealer expectations. The reality is that dealers are more interested in a 30-day close rate at the dealership than a 90-day close rate at any dealer. So our products need to align with that.

As a reminder, this estimated buy rate reflects the percentage of consumers submitting leads through the AutoWeb network that we delivered to our customers, represented by the number of these consumers who purchased the vehicle within 90 days of that lead submission. Our lead sourcing mix for the quarter continues to remain steady, with approximately 80% of leads being internally generated from our media properties and the other 20% of leads coming from third-party lead providers. As we stated in the past, we believe this roughly 80-20 mix is the appropriate target to balance quality and quantity of our core lead product.

During the quarter, we began to rebuild some of our affiliate management capabilities, and we intend to better manage this area of our business, so that we can ensure consistent quality delivery and enhance margin performance.

Click traffic in the first quarter was 10.1 million visits compared to 6.1 million in Q4 of 2018 and 7.4 million in the year ago quarter. The increase was driven by the aforementioned increase in lead traffic and continued investment in the product performance. This includes continuing to evolve our operational approach to manage this platform, matching algorithm and testing new form factors designed specifically for mobile.

Click volume in the first quarter was 7 million clicks compared to 6.6 million in Q4 of 2018 and 8.2 million in Q1 of 2018. Now given that click traffic increased approximately 66% sequentially for the quarter, while click volume increased 6%., this would indicate there’s still a lot of opportunity yet to be mined from these products.

Similarly, revenue per click was down to $0.72 compared to $0.81 in the fourth quarter of 2018 and $0.82 in Q1 of 2018. The same factors are applied here given the additional updates of our click algorithm, along with challenges to our advertising mix that we discussed last quarter, which Jared will summarize shortly as well.

And on that note, I’d like to turn the call back over to Jared.

Jared Rowe:
Thanks, JP. So as you can see, we began to make some strides with some of the key initiatives during the first quarter, as reflected by strong sequential increases in both lead and click traffic. We also expanded gross margin sequentially due to improvements in our traffic acquisition. As JP said, this is the first quarter of sequential gross margin expansion since the fourth quarter of 2016. So clearly, we’re showing that we are now controlling the lead process to effectively drive change on a week-by-week basis, and we continue to build quality, volume and margin.

Now this enhanced capability allows us to better manage our business outcomes, and we are now in the process of affecting the same kinds of changes into our click business. Now as mentioned a couple of months ago, we have work to do with our click distribution as we were currently selling far too many clicks to non-endemic advertisers, which naturally pay less per click than endemic buyers. Now we expect to improve this dynamic over the course of the year, but it will take some time before our channel mix is optimized. Ultimately, we have to improve the management approach to the platform. We have to improve its mobile enablement and the form factors in terms of giving consumers a better mobile experience and we have to improve our distribution channel mix.

Now from a technology perspective, although the next layer teams are still ramping, we’ve already begun to improve our overall infrastructure. We’re in the process of shifting to the cloud and better utilizing our consumer data, and all of this is being reflected in some of the sequential gross margin improvement this quarter.

As expected and outlined last quarter, we did experience some choppiness in the retail distribution network, with lower dealer count and capacity. However, we are in the process of revamping our internal sales team to address these challenges and to ensure that dealers and OEMs have a better understanding of the value and the strong ROI our leads can provide. This initiative will further be aided by our new head of strategic accounts, referenced earlier. He will be solely focused on improving existing and developing new relationships with the top 150 dealer groups.

As I’ve stated in the past, targeting these dealer groups present a unique opportunity for us. We truly believe that our value proposition aligns very well with their needs and goals, as their media purchasing behavior tracks very closely to how the OEMs purchase media.

Now as we look ahead, we do expect to continue providing measurable value to our clients, be it through leads, clicks, e-mails or fully bundled solutions with very detailed attribution. We also expect to continue focusing on our various strategic initiatives and look forward to delivering on our goal of returning to revenue growth and profitability in 2019.

So with that, I think we’ll open up the call for questions.

OPERATOR:
And your first question comes from the line of Sameet Sinha with B. Riley FBR.

Lee T. Krowl:

Great, this is actually Lee Krowl filling in for Sameet. Just first on the dealer numbers. I can appreciate, obviously, it’s fairly dynamic situation right now, but pretty significant sequential decline. So curious if there’s any other drivers that may you guys could discuss, maybe if there’s any macro overlay as well as dealers kind of shift around their budgets? Any sort of correlation to some of the industry dynamics that are going on as it relates to the dealer count number?

Jared Rowe:
Yes, Lee. Thanks for the question. Yes, Q1 is normally when dealers start to take a look at their budgets. They finish out the year, and then they start to relocate a bit. We don’t think that this is a kind of a full decline in terms of it being just a structural shift in the industry. We just think that this is a bit of an execution issue, that also got rolled up in some of the budgeting process that dealers do. We think we can do a far better job with sales force efficiency. We think we can do a far better job with value proposition, presentation. We’ve been at that for a little bit of time, but it is just going to take us a bit of work to really kind of reconfigure how we go to market and really represent the value appropriately. So we have hired the new strategic sales director, we’re very excited about having her on board. We started to build out a new sales capability down in Tampa. We’ve got 5 folks down there, we’re going to add another 4 internal sales force. So we’ve got a lot of energy around it, and a lot of pressure on it. We’re not thrilled with what occurred in Q1. But like we said, we don’t expect this to be straight line improvement. And also, we don’t expect that to be representative of where we’re going to be at the end of the year.

Lee T. Krowl:
Got it. And then just kind of on the overall traffic, looks like you guys made some pretty good progress, especially kind of against the backdrop where we perceive that there were some traffic headwinds for a lot of your peers. So just kind of curious how you guys were able to succeed. Well, it appears as if some of your peers were impacted by SEO changes at some of the major search giants?

Jared Rowe:
Yes, I mean a lot of our traffic is at the SEM drive. So anything that is SEO changes don’t really impact us, nearly as much as they do other folks. We don’t have those kinds of organic traffic sources. And this is just some of the good work that we’ve been doing over months and months, right? We’ve been at this for a while now, modernizing and temporizing approach. We’re starting to see some benefits from it. We still have work to do here, I don’t want to claim victory just yet, but the investments in mobile enablement are helping. Some of the reconfiguration of the approaches from an account perspective are helping. Some of the segment targeting that we’re doing are helping. And so we just are going to continue to grind away out this, but we’re excited by the results. But again, we think there’s more meat on this bone. We think we can do better.

Lee T. Krowl:
Got it. And then just 2 quick questions on cost. Per your commentary around some of the office consolidation, I just wanted to make sure I heard correctly that it would be a $2.7 million annualized cost savings. And then maybe just kind of curious how fast you expect to realize that, whether that’s a first -- or excuse me, a second quarter catalyst, divided by the $2.7 million annualized number, or if it’s something you kind of expect to realize over the coming quarters?

JP Hannan:
Yes, you have the number right, it’s $2.7 million. And we’ve begun executing that now. It will -- half of that will be realized between now and the rest of the year, and then it will annualize out into next year and into the first half.

Jared Rowe:
And Lee, what you’re really seeing us do is be a little bit more thoughtful with the footprints that we have, right? We’ve got 3 main offices now, right? We’ve got California, we’ve got Guatemala, and we’ve got Tampa, Florida. And so what we started to do is just really rationalize where our headcount should be to really give us an advantage from a cost perspective. Guatemala City actually some real benefits to it. And so you’ll see us continue to lean into this and get leaner and really leverage the dollars that we’re spending against our people more fully than maybe we have in the past.

Lee T. Krowl:
Got it. And then just on the cloud initiative, is that a cost-saving move, or is that more operational efficiencies? And then I guess if it is a cost-savings move, maybe if there was a somewhat of a quantification of it?

Jared Rowe:
Yes. It’s a little of both, right? It’s a -- we will get some cost savings, but I’ll be honest with you that, that stuff, I get little worried about projecting that stuff out just because it’s not going to happen for a while. We’re highly kind of prem- based and stateful. We mean we have a bunch of work to do inside the company to get to a place where we -- where we’re fully in the cloud. So you’ll see some of that, but it will be for a while to set your expectations. What I get more excited about, though, is we talk about moving to a stateless, non-prem-based environment. It’s going to help with us moving more quickly. And listen, this is a kind of business where you win or lose on your ability to evolve and your ability to iterate. This infrastructure and these changes from a technology perspective are going to allow us to more aggressively improve and change our products, which is really where I get excited. So we don’t have this fully quantified just yet. We’ve got an internal projection, it’s not something, I think, we’re comfortable sharing externally just yet. And it won’t becoming for a while. I would stay more focused on this around velocity of change and helping us move more quickly and aggressively to better meet the needs of the client and the needs of the consumers because that’s where the really value of this stuff is.

OPERATOR:
The next question comes from the line of Ed Woo with Ascendiant Capital.

Ed Woo:
My question is just on the overall auto industry. What’s your view, and how will your view impact your business?

Jared Rowe:
Ed, thank you for the questions. Yes, we’re seeing the headwinds, right? We’re seeing a couple of pretty big macro shifts. We’re seeing sales in Q1 of this year versus Q1 of last year, the 3% decline, call it. And so that is going to impact some folks, including us, a little bit. We’re seeing a shift because of affordability, from new to used, that’s bit of a headwind as well. However, we are seeing that the supply side of the business isn’t necessarily being throttled backwards as much as you would expect to think at this point, which means that there’s going to be cars on the lots, which means that dealers are going to need sell new cars. And we think that’s where we are uniquely positioned. Because when we’re seeing the industry start to turn a little bit, right, flat to down. We believe we’ve hit peak auto, and we’re seeing a shift because of affordability and the used cars. It doesn’t mean that dealers aren’t going to need highly attributable, highly effective media to support their new car businesses. Because ultimately, they have to. That’s where we think we come in. We think we’ve got a really compelling value proposition. We think that we stack up well versus the competition. And we want to lead in there. So not happy with this in terms of having some headwinds as an industry. We just don’t think it’ll necessarily negatively impact our ability to make the turn in the second half of the year, the way that we expect to make it.

Ed Woo:
Great. And I know this might be kind of a tough topic to talk about. But what about the trends towards people buying electric cars? Has that impacted your business? Are dealers concerned at all in terms of, obviously, probably less maintenance and, obviously, the rise of Tesla, that doesn’t even have dealers. Has that come into the conversation at all? Is this something that people are even thinking about?

Jared Rowe:
No, no, no. Absolutely. The electrification of the fleet is definitely something that dealers are looking at. And to your point, it has -- it does have an impact on some of the other profit centers in the dealership, right? Fewer moving parts means fewer your stuff -- fewer parts wearing out. And fewer parts wearing out means, less fixed operations revenue. We think that we can actually help consumers to make the right choice. When you look at the electric fleet, it is good for certain use cases, it isn’t good for other use cases. They haven’t progressed quite the way that you needed to be for it to really be applied to all the different use cases in the industry. So we think that we can help some of our clients make certain that we match consumers with the right hand of vehicle for their specific needs. But to your point, electrification is coming online, there’s a lot of energy behind it, and so it will have an impact over time.

 Ed Woo:
Has it impacted you in terms of lead generation? Or does it really hasn’t shown up at all?

 Jared Rowe:
Yes. No, it hasn’t impacted us. It’s still such a small percentage to the overall sale. As you see some of the manufacturers talking about electrifying greater percentages of their overall fleet, that will. We’re going to have transition along with that. Again, at the end of the day, though, matching consumers with the right kind of transportation, it’s really where we live. And so we think it can have a positive effect on us because it’s a little bit more of a complex decision than your traditional vehicle. A lot of the reasons why is because the infrastructure isn’t quite at the same level that you’d expect it to be with the amount of investments that’s going on from a manufacturing perspective. There still are limitations in terms of your ability to drive an electric car simply because the infrastructure across the country isn’t as complete as it is for traditional gas engines.

 OPERATOR:
Your next question comes from the line of JP Geygan with The Global Value Investment Corp.

 JP Geygan:
There are a lot of encouraging signals here. Your lead and click generation is up, and your gross margin has expended. You addressed some of the anomalous issues with the decline in dealer count with the first analyst, I’m hoping you might provide some commentary around how you reconcile increased traffic with -- that seems -- decreased number of buyers, especially as it pertains to the shift from non-endemic to endemic buyers?

Jared Rowe:
Thanks, JP. Yes, so the -- so there’s 2 things to play here, right? Like I mentioned earlier, you’ve got a lot of dealers in the first quarter of the year. We take a look at the budgets, and they start to reconfigure. We see a good deal of churn in our overall network, dealers leaving, dealers coming back. There isn’t a lot of friction for a dealer if they want to cancel and come back on. So we see a lot of that churn throughout the year. And you do normally see even more of it in Q1. We were able to increase your earlier point, our overall volume in terms of leads and volume of clicks, but not the way we would like to especially on the click side. And like we mentioned earlier, we think we could manage that platform more effectively. We do think that the mobile enablement needs to get online for us to really reach our full performance there.

And once we do those sorts of things, it could allow us to more aggressively attack the endemic side of the clicks market. We are pushing hard on that. We’ve got some folks on the top 150 dealer groups. We are seeing some progress on the retail side. The retail click budgets actually continue to increase, but it’s just a small portion of the overall clicks volume that it doesn’t show up in some of the numbers that we’re talking about here just yet. So we continue to push on that. We think we’re going to get some breakthroughs in the second half of the year because we’re doing a lot of good work there. But there is some work where we have to do on the products and the operations side of the business, there really is.

So on top of all that, like I mentioned earlier, we’re rebuilding our distribution channel management capabilities. We’ve engaged our clients, both on the OEM and the dealer side, in a very specific way for a very long time. It hasn’t been modernized, it hasn’t been contemporized. What you’re seeing us do too is make investments there, whether it be in the top 150 dealer group, whether it be in some of the more creative approaches to how we are now working or trying to work with some of our OEM partners, be more strategic and transactional, and with the way that we’re attacking the retail side of the business, whether it be through the internal sales team that we’re building or whether it be through the work we’re doing with our existing inside and external sales, to start to create a more consistent approach to how we engage these clients, talk about our value proposition, then also how we manage the accounts once you have them over time.

 JP Geygan:
That’s a lot of good information. Do you anticipate that there needs to be any additional change in your thinking or strategy to drive topline growth? And as you think about the type of products that might drive topline growth, you’ve mentioned mobile enablement. When will we see those? And will you proactively communicate that to market, or will it be evident in your financial results?

Jared Rowe:
Yes. No, we’ll talk about them, and it’ll show up in the financials, too. I think I mentioned in the last call, right, we experimented with a new form factor for the click product. We turned it on, we saw some results, we’ve iterated. We had another version of that, that went out just a few weeks ago. We took a look at that. It performed fairly well, but we did see some anomalous behavior, so we pulled it back. You’ll see us continue to relaunch that. We also have new iteration of the click algorithm that we’re working on as well. We’re going to continue to attack that because the matching between buyers and sellers will show up ultimately in the economics of the business. So we’ll talk about it. But why I would really like to talk about it, more than anything, is I’d like to show you the results more than just talk about the action. We’ve got a lot of energy around that. We’re focused on it. We just haven’t gotten to the point yet where we’re ready to scale it across the entire network. And so that’s why you’re not really seeing any benefits of the mobile enablement outside of the lead side, right? The lead side was mobile enabled, not fully, but most of them, where the volume traffic comes from at the end of Q4, we’re seeing some of the benefits of that in Q1. By the end of Q2, we should have another big chunk of those sites mobile enabled and you’ll see that continue to go. So hopefully, that answers your question. But we’ll talk about it. But more important, just talking about the new we’re doing, I’d rather show you the impacts.

 OPERATOR:
At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Rowe for closing remarks.

 Jared Rowe:
Well, I’d like to thank everybody for joining the call. I also want to thank the team here at AutoWeb. Their hard work is incredibly appreciated. JP and I will be at the B. Riley Conference later this month. Hopefully, we’ll see some of you there. We’d love to continue to talk about the business. We look forward to speaking with you next quarter, in August, and talk about our continued progress. We’re excited about the progress we’re making as a business. We know we’ve got a lot of work ahead of us. We’re not where we want to be, but we think we’re making good progress. And we look forward to delivering the kind of results that our investors and our team members really deserve. So thank you for everything, and I do apologize for the technical issues at the beginning of the call. I am sorry about that. But again, thank you for your time, everybody, and we’ll talk again soon, okay.

 OPERATOR:
Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.